Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Altria Client Services
Media Relations
(804) 484-8897

Kathryn B. McQuade Elected to Altria’s Board of Directors

RICHMOND, Va. (February 29, 2012) – Altria Group, Inc. (Altria) (NYSE:MO) today announced that its Board of Directors (Board) elected Kathryn B. McQuade to the Board. With the addition of Ms. McQuade, Altria’s Board increases from eleven to twelve directors.

Ms. McQuade serves as executive vice president and chief financial officer of Canadian Pacific Railway Limited, a transcontinental railway in Canada and the United States, a position she has held since September 2008. Ms. McQuade joined the company in June 2007 as executive vice president and chief operating officer. Prior to joining Canadian Pacific Railway Limited, Ms. McQuade served as executive vice president – planning and chief information officer at Norfolk Southern Corporation where she spent 27 years in key information technology, strategic planning and finance leadership positions. She serves as a director of several privately-held companies and serves on the Board of Trustees of The College of William & Mary Foundation.

Altria’s Profile

Altria directly or indirectly owns 100% of each of Philip Morris USA Inc., U.S. Smokeless Tobacco Company LLC, John Middleton Co., Ste. Michelle Wine Estates Ltd. (Ste. Michelle), and Philip Morris Capital Corporation. Altria holds a continuing economic and voting interest in SABMiller plc.

The brand portfolio of Altria’s tobacco operating companies includes such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. Ste. Michelle produces and markets premium wines sold under 20 different labels including Chateau Ste. Michelle and Columbia Crest, and it exclusively distributes and markets Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. Take a closer look at www.altria.com.

SOURCE: Altria Group, Inc.

Altria Client Services Investors Relations

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Altria Client Services Media Relations

804-484-8897

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